Exhibit 99.1

FitLife Brands Responds to Investor Questions Regarding Registration Statement

OMAHA, NE – November 18, 2024 – FitLife Brands, Inc. (“FitLife,” or the “Company”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today responds to questions from investors regarding its filing of a registration statement with the SEC.

On Thursday, November 14th, 2024, the Company filed a shelf registration statement on Form S-3 with the SEC. On its earnings call, the Company addressed the filing of the S-3. In response to investor questions, the Company is repeating the information provided by management on the earnings call.

In his prepared remarks during the conference call, the Company’s CEO, Dayton Judd, stated, “This afternoon, the Company filed a shelf registration statement with the SEC, and I want to take a few minutes to talk through that decision. Close to 50% of eligible exchange-traded companies in the U.S. have an effective shelf registration statement. These are inexpensive to put in place, but they provide a high degree of flexibility if a scenario ever arises where a company wants to raise capital.

“When declared effective, our shelf will permit sales of stock by either the Company or by Sudbury Capital Fund, our largest shareholder, in a registered offering. You can look at our track record of not diluting shareholders over the years and be confident that if the Company ever decides to sell shares, there will be a really good reason.

“While neither the Company nor Sudbury has any current plans to sell equity, having an effective shelf registration statement is just good corporate hygiene, and that is why we are putting one in place.”

Later in the call, in response to an investor question about the S-3, Mr. Judd stated, “The likelihood of us needing to raise equity as a company is very slim.”

The full transcript for the earnings call is available on the investor relations page of the Company’s website.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.